Exhibit 21.1

SUBSIDIARIES

Name	Place of Formation	Ownership Percentage
ThermoGenesis Corporation	Delaware	80%
TotipotentRX Cell Therapy Pvt. Ltd.	India	100%
TotipotentSC Scientific Product Pvt. Ltd.	India	100%